EXHIBIT 99.1


Gasco
------
Energy


For Release at 8:30 AM EDT on Tuesday, July 11, 2006
                     GASCO ENERGY PROVIDES OPERATIONS UPDATE
              SECURES WYOMING PARTNER; PERMITS HILLIARD SHALE TEST

DENVER - (PR Newswire) - July 11, 2006 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin and on its Wyoming Projects in the Green River Basin.

Quarterly Production
Estimated  cumulative  net  production  for the quarter  ended June 30, 2006 was
810.4 million cubic feet equivalent (MMcfe), an increase of 170% from second quarter 2005's production of 300.2 MMcfe and 10% below first quarter 2006 production of 901 MMcfe.

Second quarter 2006 gross production was 1,679 MMcfe, or 95% over gross production from the second quarter of 2005 of approximately 863 MMcfe and 2.5% higher than gross production of 1,637 MMcfe for the first quarter of 2006.

The Company attributes the decline in sequential net production volumes to previously announced rig repairs that occurred during the second quarter that reduced the number of gross wells drilled, to a higher number of lower working interest wells completed in the second quarter that reduced the number of net wells completed and, to normal production declines from wells completed in earlier periods. In addition, the Company attributes the modest growth in gross production in the second quarter 2006 to the effects of running three rigs for over a year such that production declines from wells completed during earlier periods nearly offset the incremental production from new wells drilled and completed.


--------------------------------------------------------------------------------------------------------------------------
Gasco Energy Net Production Detail*
--------------------------------------------------------------------------------------------------------------------------

                                       Three Months Ended        Three Months Ended              Six Months Ended
                                       -------------------      --------------------             ------------------
                                    June 30,  March 31,   %     June 30, June 30,   %         June 30,  June 30,    %
                                     2006      2006     Change   2006      2005    Change       2006      2005     Change
                                     -----     -----    ------  ------     -----   ------       ----      ----     ------

Natural Gas / MMcf                    781.7   876.6    (10.8%)   781.7     287.4   172.0%     1,614.3     425.3     280.0%
Oil / MBbls                             4.8     4.0     20.0%      4.8       2.1   128.5%         9.2       3.7     148.6%
Natural Gas Equivalents/MMcfe         810.4   901.0    (10.0%)   810.4     300.2   170.0%     1,660.2     447.3       271%
------------------------------------- ----------- ------------ ----------- --------- ---------- ----------- ---------- ----

     *Includes preliminary production estimates for the second quarter of 2006. Company estimates may differ from the actual results scheduled to be reported in its forthcoming filing on Form 10-Q for the second quarter 2006.

Drilling Activity
During the second quarter of 2006, Gasco spudded five gross wells (1.9 net) and reached total depth on five gross wells (3.2 net). The Company continues to run three drilling rigs on its Riverbend project and expects to take delivery of its fourth rig in August 2006. Year-to-date, Gasco spudded 10 gross wells (5.3 net) and reached total depth on 11 gross wells (6.7 net).

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Completion Activity
During the quarter, Gasco conducted initial completion operations on six wells (4.1 net) and re-entered two wells (0.6 net) to complete behind-pipe pay zones. During the first six months of 2006, Gasco conducted initial completion operations on 10 wells (6.4 net) and re-entered nine wells (4.1 net) to complete behind-pipe pay zones. At June 30, 2006, Gasco operated 51 gross wells with one additional well awaiting completion activities.

Mark Erickson, Gasco's CEO and President said: "The principal development in the second quarter was the bidding out of certain completion operations on recent wells that will result in savings of $500,000 from the original well AFE of about $4.0 million. We will continue to aggressively seek opportunities to lower per-well investment to ultimately strengthen project economics. We note that sequential quarterly production is flat, as previously acknowledged in our first quarter conference call and in investor meetings. We attribute flat production mainly to the growth limitations inherent in resource plays whereby additional production growth is typically accomplished by adding additional rigs to the project's development phase. We did not receive the fourth rig during the second quarter as we hoped. As discussed in our first quarter conference call, we also suffered approximately 45 days of downtime with one of the three existing rigs due to mechanical issues which have been resolved. In addition, during the second quarter we also completed a greater number of lower working interest percentage wells that resulted in lower sales volumes net to Gasco's interest. While participation by our partners is meaningful affirmation of our Utah play, it does affect our net production. Partner participation also helps us stretch our capital dollars and increase our activity level during this period of relatively high service costs and seasonally low natural gas prices."

Additional Rig Deliveries
Our partner now expects to deliver the fourth rig to be drilling for us to Utah in August. The delay in delivery is the result of the lack of availability of parts. The operator informs us that all of the parts are now in the yard and the rig is undergoing final assembly before being trucked to Utah. The fifth rig, a new-build, is expected to be delivered by Nabors in December 2006 or January 2007.

"We have been frustrated by the delay in delivery of the fourth rig but our experience has not been that different from other producers in the Rockies," said Erickson. "The demand for both services and drilling iron remains high and supply is tight. This results in delays and continued high prices. We are looking forward to the delivery of both of these rigs as they should allow us to return to reporting sequential production increases."

Wyoming Partner Named, Deep Test Permitted

Daniel Anticline Prospect
Gasco also today announced that it has secured an industry partner for its Daniel Anticline Prospect. Under terms discussed below, Dallas-based Hunt Petroleum, a privately held E&P company with onshore and offshore Gulf Coast, Texas, Louisiana and Williston Basin operations, will drill to earn acreage. Under the terms of the farmout agreement, Gasco will pay 25% to earn 25% of the first well, a Hilliard Shale test. In subsequent wells, Gasco will receive 25% carried working interest and will pay 25% of the well costs until cumulative carry is $10 million to Gasco. The agreement allows Hunt to earn 50% of Gasco's Daniel Anticline Prospect to all depths. Gasco retains operations of wells in the project. The partners have established an area of mutual interest (AMI) covering the prospect. The AMI will allow both parties to jointly test the productive potential in the core area and to later implement a plan of development.

The partners have permitted the initial well to be drilled, the Cottonwood Ranch 24-21 (25% WI - GSX operates). The well is permitted to test natural gas potential in the Lance, Mesaverde, Ericson, Rock Springs and Hilliard Shale formations to a proposed total depth of 16,500 feet. The preliminary well cost estimate to drill and complete the well is $8.0 million ($2.0 million net to Gasco). The Company is looking for a rig capable of drilling to the proposed total depth and is guardedly optimistic that the well will spud during 2006.

The Cottonwood Ranch 24-21 will be a one-mile offset to the Grindstone Butte 41-16, drilled by Burlington Resources in late 2001. During initial completion testing, the well tested natural gas at rates approaching 3.2 MMcf/d from the Ericson Formation at approximately 11,500 feet. The Cottonwood Ranch 24-21 is located between the Grindstone Butte 41-16 and the Ultra Cottonwood 32-33, which has cumulative production of 403.4 MMcfe from the Lower Lance since coming on line in 1998 (shut-in for three years).

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A map of Gasco's Wyoming projects is available at www.gascoenergy.com/ggrb.html.

Muddy Creek Prospect
Gasco also permitted the Billy Canyon 2-11 (100% WI) which is permitted to test natural gas potential in the Lance and Mesaverde formations to a proposed total depth of 9,600 feet. Estimated costs to drill and complete the well are approximately $3.2 million. Depending upon rig availability, the well is expected to spud in August.

"Finding a partner for Wyoming is an important milestone that should help Gasco derive value from its large acreage position in a hydrocarbon-rich system," said Mike Decker, Gasco's COO. "We have spent considerable time evaluating our seismic inventory shot over these lands while closely monitoring increased industry activity in the Green River basin and believe that evolving drilling and completion technologies make the deep, over-pressured Hilliard Shale a promising interval for economic gas production. By partnering on the project, we mitigate risk while retaining significant upside. Both parties look forward to drilling the Cottonwood Ranch 24-21 in the near future. We are fortunate to have the Wyoming Project intact, especially at a time when assembling quality Rockies acreage is prohibitively expensive and logistically challenging."

Additional Activity

California
Gasco's previously announced California well, the Sevier 14-1 (18.75% carried working interest, non-operated) had casing run and several intervals in the well were tested. It is temporarily abandoned pending technical evaluation. Company geologists believe that additional drilling will be required to fully test this prospect.

Second  Quarter  Financial  Results

Gasco expects to announce its second quarter results on or before August 4, 2006. The Company will schedule a conference call to be announced at a later date to discuss second quarter operational and financial results.

First Albany Capital Conference

Gasco Energy also today announced its participation in the 2006 First Albany Capital Emerging Resource Plays Conference to be held in New York on July 19, 2006. Gasco's COO and Executive Vice President, Mike Decker, will provide an update on Gasco's emerging Rockies plays to institutional investors on Wednesday, July 19, 2006 at 9:30 AM EDT. Interested parties may access the presentation slides by logging onto the Gasco home page at www.gascoenergy.com.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements

Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and

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reserve or  production  data;  operating  hazards;  delays or  cancellations  of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2005 Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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